Exhibit (e)(3)

345 California Street, Suite 2400 San Francisco, CA 94104

Tel: (800) 981-1203

Fax: (415) 277-1552

Tel: (415) 277-1500

Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

CONFIDENTIAL

February 19, 2008

Mr. Anthony Morro

Bay Harbour Management, L.C.

885 Third Avenue, 34th Floor

New York, NY 10022

Dear Mr. Morro:

We have advised you that Piper Jaffray & Co. (“Piper Jaffray”) has been retained on behalf of BUCA, Inc. (the “Company”) to explore a possible acquisition transaction (“Transaction”) between the Company and Bay Harbour Management, L.C. (“you” or “your”). You have indicated an interest in a Transaction with the Company and agree to enter into this letter agreement to facilitate the delivery of certain information to you to assist you in the evaluation of a Transaction.

1. Evaluation Material

(a) As a condition to furnishing you with such information you agree to treat confidentially such information and any other information, whether written or oral, relating to the Company that Piper Jaffray or any of the Company’s officers, employees, affiliates, representatives or agents furnish, whether directly or indirectly, whether before or after the date hereof, to you or to which you are otherwise afforded access (collectively, the “Evaluation Material”). The term “Evaluation Material” shall also include any and all information which contains or otherwise reflects or is derived, directly or indirectly, therefrom, as well as any and all notes, analyses, compilations, studies or other documents prepared by any of (i) you, (ii) your directors, agents, representatives and employees and advisors retained and engaged by you in connection with the Transaction (collectively, your “Agents”), or (iii) your prospective debt financing sources who have been identified in writing to Piper Jaffray (collectively, your “Lenders”) which contain or otherwise reflect or are derived, directly or indirectly, from such information. Notwithstanding the foregoing, the term Evaluation Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Agents or Lenders or (ii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Agents, provided that such source is not known by you to be bound by any contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information and you and your Representatives have no reasonable basis for concluding that such source may be so bound.

(b) You agree that the Evaluation Material shall be held and treated by you and your Agents and Lenders with the utmost and strictest confidence, and shall not, without the prior written consent of the Company, be disclosed by you or your Agents or Lenders in any manner whatsoever, in whole or in part, or used by you or your Agents or Lenders other than for the purpose of evaluating a Transaction. The Evaluation Material shall not, without the prior written consent of the Company, be disclosed to any person or entity other than your Agents or Lenders who need to know such information for the purpose of evaluating a Transaction (and in those instances only to the extent justifiable by that need); provided, however, that such Agents or Lenders must be informed by you of the confidential nature of the Evaluation Material and must agree to be bound by this letter agreement prior to any such disclosure. You agree to be responsible for any disclosure of Evaluation Material or any breach of this letter agreement by your Agents or Lenders as if they were a party hereto. In addition, you will not, and you will direct your Agents and Lenders not to, disclose that discussions or negotiations are taking place concerning a possible Transaction between you and the Company, or any of the terms, conditions or other information with respect to any such possible Transaction including the status thereof. With respect to any Evaluation Material disclosed to you that is the subject of a confidentiality agreement between the Company or Piper Jaffray and any third party, you agree to comply with the terms of such confidentiality agreements, for the benefit of each of the Company and Piper Jaffray, as if you were a recipient of confidential information thereunder and a signatory thereto, but only to the extent that such confidentiality agreements are more restrictive than the terms hereof.

(c) Until the earliest of the execution of a definitive agreement, an acquisition of the Company by you or a third party, or eighteen months (18) from the date of this agreement, you will not initiate or maintain contact with any officer, director, employee, agent, member, creditor, supplier, or of the Company regarding the Evaluation Material or the business, operations, prospects, or finances of the Company except Piper Jaffray.

2. Disclosure Required by Law. If you or your Agents or Lenders are required by law or requested or required by regulatory agencies to disclose Evaluation Material, you shall provide the Company with prompt written notice thereof, so that the Company may seek a protective order or other appropriate remedy, as well as notice of the terms and circumstances surrounding such request or requirement. You and your Agents and Lenders will use reasonable efforts to obtain and will not oppose action by the Company to obtain such protective order or other appropriate remedy. If such protective order or other remedy is not obtained, then you will furnish only that portion of the Evaluation Material which you are advised by your legal counsel is legally required and will exercise all reasonable efforts to obtain assurance that confidential treatment, if available, will be accorded such Evaluation Material. Without limiting the foregoing, you expressly confirm and agree that (i) no public disclosure with respect to any discussions or negotiations concerning a possible Transaction is now required by you by reason of securities laws or similar requirements related to general disclosure and in the event you determine that such disclosure is required in the future, no such disclosures shall be made unless and until you consult with the Company regarding the necessity and form of any such disclosure and (ii) except as required by applicable law, no government or regulatory filings shall be made with respect to a possible Transaction except pursuant to mutual agreement of the parties with respect to the making and the form and content of any such filings.

3. Securities Laws. You acknowledge that you are aware, and that you will advise your Agents and Lenders who receive the Evaluation Material, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person including, without limitation, any of your Agents or Lenders, is likely to purchase or sell such securities.

4. Standstill Agreement. In consideration of the Company furnishing its Evaluation Material, you agree that, beginning on the date of this letter and ending on that date which is the earlier of (i) the eighteen month anniversary of the date hereof and (ii) the date on which the Company’s board of directors publicly announces its approval of an acquisition, merger, asset sale or business combination between the Company and a third party involving 50% or more of the Company’s voting securities or a material portion of the Company’s assets, you will not (and will not assist or encourage others to) in any manner, directly or indirectly, unless specifically requested in writing in advance by a majority of the Company’s board of directors, (i) acquire, or agree, offer or propose to acquire, directly or indirectly, from the Company or any other person, any material portion of the Company’s business or assets (whether in a single transaction or in a series of related transactions), or any of Company’s voting securities or any right, warranty or option to acquire any of the foregoing, or propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of the Company’s subsidiaries or to purchase, directly or indirectly, any material portion of the Company’s assets (whether in a single transaction or in a series of related transactions), except, in each event, pursuant to any proposal expressly solicited by the Chief Executive Officer of the Company, and in such event such proposal will not be pursued, directly or indirectly, by you or any of your Affiliates (as defined in Rule 12b-2 of the Exchange Act), if you are hereafter advised by the Company or Piper Jaffray that the Company is no longer interested in pursuing such proposal; (ii) make any proposal or request to the Company or any of the Company’s officers or directors relating, directly or indirectly, to any modification or waiver of any provision of this paragraph; (iii) make or participate in, directly or indirectly, any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) to vote or seek to advise or influence any person with respect to the voting of any of the Company’s voting securities; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any of the Company’s voting securities; (v) act alone or in concert with others to seek to control or influence the Company’s management or the Company’s board of directors; (vi) advise, assist or enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing; or (vii) make any public statement or disclosure of any kind with respect to any matter addressed by this paragraph (unless required by law, and then only in accordance with Section 2 of this agreement) or take any other action which might reasonably be expected to result in any such public disclosure.

5. Termination of Discussions. You acknowledge and agree that the Company reserves the right, in its sole and absolute discretion, to reject any or all proposals and to terminate discussions and negotiations with you at any time and for any reason.

6. Redelivery of Evaluation Material. If at any time the Company or you advise the other party that it does not wish to continue discussions with respect to a proposed transaction between you and Company, or at any time upon the request of the Company or Piper Jaffray, you shall promptly redeliver to the Company all written material containing or reflecting any information contained in the Evaluation Material (including all copies, extracts or other reproductions including those derived from electronic files and electronic correspondence) and agree to destroy all documents, memoranda, notes and other writings whatsoever (including all copies, extracts or other reproductions as well as all electronic files and electronic correspondence), prepared by you or your Agents or Lenders based on the information contained in the Evaluation Material. Upon request, you agree to certify the same to the Company or Piper Jaffray in writing. Notwithstanding the return and/or destruction of the

Evaluation Material, you and your Agents and Lenders will continue to be bound by the obligations of confidentiality and other obligations hereunder. However, notwithstanding this paragraph, you will be able to retain copies of the evaluation material for the purposes of satisfying internal and regulatory compliance requirements.

7. No Warranties of Accuracy or Completeness. You understand and acknowledge that none of the Company, Piper Jaffray nor any of their affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided by or on behalf of the Company. You agree that none of Piper Jaffray, the Company, nor any of their affiliates, agents or representatives shall have any liability to you or any of your Agents or Lenders resulting from the use of the Evaluation Material or such other information or any errors or omissions therefrom. Only those representations and warranties which are made in a final definitive agreement regarding a transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

8. Non-Exclusivity. You acknowledge and agree that until such time you and the Company have negotiated and executed a definitive agreement with respect to the Transaction, the Company is not under a legal obligation of any kind whatsoever with respect to a potential Transaction by virtue of this letter agreement or otherwise. Without limiting the foregoing, the Company may without prior notice or liability to you: (a) disclose Evaluation Material to and negotiate with any other prospective buyer and enter into a preliminary or definitive agreement with respect to the Transaction with any such buyer, (b) change the procedures relating to its consideration of the Transaction and (c) reject any proposals made by you or your Agents and Lenders with respect to the Transaction or terminate discussions and negotiations with respect to the Transaction with you or with any other person at any time and for any reason.

9. No Solicitation of Employees. You agree that for a period of eighteen months (18) from the date hereof you will not directly or indirectly recruit, solicit or hire any regional or district managers, corporate office employee, member of senior management of the Company (including store managers), or other employee of the Company identified to you or with whom you have had contact during your evaluation of the Transaction to become an employee of yours or any of your affiliates or otherwise interfere with any such employee’s employment relationship with the Company, unless the employee has been involuntarily terminated by the Company; provided however, that this prohibition shall not apply to any employee who first initiates contact with you related to employment in response to a general advertisement or solicitation program through communications made available to the public generally.

10. Equitable Remedies. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement and that the Company shall be entitled to equitable relief, including specific performance and injunction, as a remedy for any such breach without posting a bond or other security. Such remedies shall not be deemed to be the exclusive remedies for your breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company.

11. Governing Law; Jurisdiction; Miscellaneous. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof. Your obligations of confidentiality contained in this letter agreement shall terminate on the second anniversary of the date of this agreement. This letter agreement may be amended, modified or waived only in writing signed by the parties. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. You agree that any dispute under this letter agreement shall be determined in the first instance by district courts (Federal or state) located within the State of Minnesota, and you hereby submit and consent to such courts’ exercise of jurisdiction. The prevailing party in any suit to enforce this letter agreement shall be entitled to recover its reasonable costs and attorneys’ fees. A fax copy of this signed letter agreement shall be enforceable to the same extent as an original.

Under no circumstances should the Company or any of its officers, directors, employees, agents, shareholders, creditors or suppliers be contacted directly. All contacts with the Company relating to the potential Transaction, the Evaluation Material or the business, operations, prospects, or finances of the Company shall be arranged through Piper Jaffray.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

Sincerely,

PIPER JAFFRAY & CO.

as Agent for and on behalf of the Company

By	/s/ John T. Twichell
Mr. John T. Twichell
Managing Director, Investment Banking

BAY HARBOUR MANAGEMENT, L.C.

By	/s/ Anthony C. Morrow
Its	VP and General Counsel